UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	June 22, 2005

USA VIDEO INTERACTIVE CORP.
(Exact name of registrant as specified in its chapter)
WYOMING	0-29651	06-15763-91
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
83 Halls Road, Old Lyme, Connecticut	06371
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(860) 434 - 5535

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01

Other Events.

On June 22nd, 2005 the Registrant announced that FilmMates Entertainment, the Los Angeles-based film finance, production and distribution entity has used USVO’s MediaSentinel™ digital watermarking technology to protect its feature film slated for major cable network television debut in September 2005.

A copy of the News Release dated June 22nd, 2005 is furnished as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1

News Release dated June 22nd, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA VIDEO INTERACTIVE CORP.

Date :

June 23rd, 2005

By :

/s/  Anton J. Drescher

Anton J. Drescher,

Corporate Secretary

Exhibit 99.1

For release June 22, 2005 Contact: USA Video Interactive Corp. Phone: 860 434 5535 - Ext 125 E-mail: filmtracer@usvo.com

FILMMATES ENTERTAINMENT AND USVO MARK SHOW

FOR TV BROADCAST

Anti-piracy solution embeds digital watermark to protect intellectual property

(Los Angeles, CA – June 22, 2005) - USA Video Interactive Corp. (OTCBB: USVO; TSX: US; BSE/Frankfurt: USF; http://www.usvo.com), is pleased to announce that FilmMates Entertainment, the Los Angeles-based film finance, production and distribution entity announced today that it has used USVO’s MediaSentinel™ digital watermarking technology to protect its feature film slated for major cable network television debut in September 2005.

The MediaSentinel™ technology is the solution that FilmMates Entertainment chose to protect their content to deter piracy. Despite the sophisticated techniques used to break existing protections, watermarking allows a company to enforce their rights as individual producers or distributors.

MediaSentinel™ is the powerful anti-piracy digital watermarking technology created and distributed by the Connecticut-based technology company USVO Inc., a wholly owned subsidiary of USA Video Interactive Corp.

"We're pleased to be a part of FilmMates Entertainment's efforts to protect their property. MediaSentinel™ is like a forensics team embedded in the broadcast master, providing the evidence law enforcement needs to convict criminals and deter video piracy," said Edwin Molina, CEO of USVO.

FilmMates Entertainment marked their feature film with an invisible, irremovable watermark using MediaSentinel™ from USVO. These digital watermarks occur in every frame of video content and are virtually impossible to remove and can survive a wide variety of conversions and attacks. Law enforcement agencies and other authorized parties can easily read the watermarks to verify the source of any particular copy. This marks the first time that a film will utilize MediaSentinel™ for a cable network broadcast.

Individual producers and distributors like FilmMates Entertainment can now enter the digital revolution knowing that their property rights have a foundation for enforcement. For the first time content can be proactively protected, independent of the distribution system through which their content must travel.

With the implementation of MediaSentinel™ to protect its films from illegal copying and distribution, FilmMates Entertainment takes an aggressive step in leading the ongoing fight against piracy. The Motion Picture Association of America currently estimates the U.S. motion picture industry loses more than $3 billion dollars annually in potential worldwide revenue due to piracy.

“We are thrilled to be working with USVO and using their MediaSentinel™ technology with the network broadcast of our feature film. As content owners and producers, protecting our content is tantamount in meeting the rising trend in video piracy head on,” said Jay Malla, Senior Vice President of Distribution and Business Strategy, FilmMates Entertainment.

The film was watermarked at Lightning Media’s facility in Hollywood, California. Lightning Media is a post-production company and a MediaSentinel™ Anti-Piracy Protection Partner.

About USVO, Inc.

USVO Inc., a wholly owned subsidiary of USA Video Interactive Corporation, is a developer and supplier of Internet media delivery services, systems, and innovative end-to-end solutions. USVO developed its MediaSentinel™ digital watermarking technology and its StreamHQ™ architecture to provide a wide range of business customers with value-added media delivery services and piracy protection. For more information, visit www.usvo.com.

About FilmMates Entertainment

FilmMates Entertainment, the Los Angeles based film finance, production and distribution entity acquires projects in various stages of production and assures their worldwide sales and distribution via its in-house sales department. FilmMates Entertainment was founded in November 2001 as a fund acquiring films from promising, young directors. Its business model has quickly evolved as FilmMates Entertainment started acquiring film libraries, entertainment companies and theatrical feature film projects. For more information, visit www.FilmMates.net.

USA Video Interactive Corporate Headquarters Office: 83 Halls Road, Old Lyme, Connecticut, 06371  Telephone (860) 434 - 5535

Facsimile (860) 434 - 5782; Canada Office:  507 – 837 West Hastings Street, Vancouver, BC   V6C 3N6.  Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.   CUSIP 902924208. For more information contact Edwin Molina (860) 434 – 5535 ext.#125; contact@usvo.com

The press release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

MediaSentinel™ is a trademark of USA Video Interactive Corp.

The TSX Venture Exchange (TSX) has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.